Exhibit 99.1

INSPIRED REPORTS FIRST QUARTER 2019 RESULTS

●	Total Revenue for the First Quarter of $33.7 Million

●	Functional Currency[1] Virtual Sports Revenue Increased 11.0% Year- over -Year

●	Net Operating Loss Narrows to $0.7 Million from $0.9 Million in the Prior Year

●	Functional Currency Adjusted EBITDA Growth of 18.5% Year-over-Year

●	Adjusted EBITDA[2] Increased to $13.7 Million from $12.4 Million in the Prior Year

●	Adjusted EBITDA Margin[3] Increased to 40.7% from 36.6% in the Prior Year

●	Cash Generation of $3.0 Million During the Quarter

●	North American Video Lottery Terminal (“VLT”) Business Expected to Commence Shipments in the Fourth Quarter 2019

New York, New York, May 9, 2019 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for the three-month period ended March 31, 2019.

Total Revenue for the three months ended March 31, 2019 was $33.7 million, a year-over-year decrease of $3.8 million, on a reported basis, driven mainly by adverse currency movements of $2.5 million, as well as a reduction in non-recurring software licenses and nil margin sales of hardware. Excluding these sales (software licenses of $1.3 million and nil margin hardware of $3.6 million), revenue increased $3.6 million, or 11.0%, on a functional currency (£) basis, and $1.1 million, or 3.3%, on a reported basis.

Adjusted EBITDA for the three months ended March 31, 2019 was $13.7 million, a year-over-year increase of 18.5% on a functional currency basis and 10.4% on a reported basis. Adjusted EBITDA margin increased to 40.7% from 36.6% in the prior year, primarily as a result of significant overhead savings, more profitable revenue mix, and more effective business processes.

“Our results for the quarter were in line with our guidance, driven by solid participation revenue, growth in Virtual Sports, and reduced overhead expenses,” said Lorne Weil, Executive Chairman of Inspired Entertainment. “Most importantly, our high-margin Virtual Sports business, which includes Interactive, delivered a great underlying performance, increasing 11.0% on a functional currency basis.”

Mr. Weil continued, “As we move into the second quarter, we have begun to see the impact of the April implementation of the new £2 stake limit in the UK. I applaud the efforts of our UK team, which has successfully remodeled and converted our games and software to satisfy the new requirements on an accelerated timetable. Results to date, albeit only one month, are generally in line with what we were expecting and we continue to believe the projected impact of the reduction in the maximum FOBT betting stake on our Adjusted EBITDA to be approximately $10 million to $11 million annually on a steady state basis. We remain optimistic about our strategy to mitigate a portion of the potential impact. However, with only one month of data, we are not yet prepared to predict either player adoption rates or the acceleration of the mitigants with greater specificity.”

1 Functional Currency calculated using GBP.

2 Adjusted EBITDA is a non-GAAP financial measure. Our definition and its reconciliation to net loss are provided below.

3 Calculated as Adjusted EBITDA as a percent of Adjusted Revenue. See “Non-GAAP Financial Measures” below.

“We continue to see strong growth in our Virtual Sports and Interactive businesses and we are extremely focused and encouraged by our business development activity across a number of key territories,” concluded Mr. Weil. “In particular we have a unique opportunity and a clear strategy to build our VLT, Virtual Sports and Interactive businesses in North America and we expect to see more meaningful results starting in the fourth quarter of 2019 when we plan to commence shipments of VLTs into the market.”

Summary of Consolidated First Quarter 2019 Financial Results (unaudited)

					Functional
	Qtr Ended			Currency	Currency
	March 31		Change	Movement	Growth
	2019	2018	(%)	2019	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$33.7	$37.5	-10.1%	$(2.5)	-3.5%
Net Operating Loss	$(0.7)	$(0.9)	NM [2]	$0.1	NM
Net (loss)	$(5.0)	$(0.5)	NM	$0.4	NM
Net (loss) per diluted share	$(0.24)	$(0.02)	NM
Non-GAAP Measures:
Adjusted Revenue[1]	$33.7	$33.8	-0.5%	$(2.5)	6.8%
Adjusted EBITDA[1]	$13.7	$12.4	10.4%	$(1.0)	18.5%

1Reconciliation to GAAP shown below.

2Percentage change is not meaningful.

Recent Highlights

Server Based Gaming (“SBG”)

●	End of Period Installed Base Increased 11.6% Year Over Year –Installed terminal base at the end of the period increased to 35,286 due to the continued terminal rollout in Greece, growth from new contract awards in the UK Licensed Betting Office (“LBO”) estate, and further machine growth in Italy.

●	Total OPAP Terminals Installed Increased to Over 7,300 – The roll out into Greece continued during the period, with an additional 500 terminals having been deployed on site and live as of March 31, 2019. The performance of our Greek terminals continues to be strong compared to those of other suppliers.

●	Growth in Italy Estate –Customer Gross Win per unit per day in Italy increased by 4.2% (in Euros) across all customers compared to the same period last year, due to continued improvement in games and account management. However, an increase in tax on revenue reduced Net Win per unit per day by 22%.

●	125 Self Service Betting Terminals (“SSBTs”) sold and deployed in the UK – In addition to the hardware sale margin, these terminals also generate a recurring service fee.

●	50 “Flex” B3 Terminals Sold to a Major Customer in the UK – Terminals were installed towards the end of the first quarter and will result in a recurring service fee and content revenue share to Inspired.

●	Over 100 “Sabre Hydra” Terminals Sold – These Electronic Table Games were sold to a major casino customer in the UK and are expected to be installed during the early half of 2019.

Virtual Sports

●	Additional Virtual Sports Operators – Number of Virtual Sports operators increased to 101 live worldwide (as of March 31, 2019), up 7.4% from the same time last year.

●	Launched Two Streams of Rush Football 2® with BetStars – Both scheduled and on-demand Virtual Sports launched online with BetStars, the international online sports betting brand of The Stars Group Inc., one of the world’s largest online gaming operators.

●	Launched Rush Football 2 with the Moroccan Lottery – Virtual Sports went live in Morocco via the Intralot platform in approximately 200 venues.

●	Inspired Named Virtual Supplier of the Year – The Gaming International Awards at ICE 2019 recognized Inspired as the Virtual Supplier of the Year.

Interactive

●	Number of Live Interactive Customers Increased to 35 – Two new Interactive customers launched during the quarter via the NYX platform.

●	Launched Proprietary Virtual Connect Platform with Genting Online – Virtual Horses, Dogs and Football went live in the UK on Genting’s online platform.

●	Renewed Bet365 Contract – Inspired to continue to provide Virtual Sports online to Bet365 for a further three years.

●	Signed Contract with BCLC to Provide Virtual Sports – New Interactive contract with British Columbia Lottery Corporation (“BCLC”) to supply Virtual Sports on demand, slots and table content.

“Now that the implementation of the £2 maximum stake in the UK is behind us, we are focused on mitigation efforts, including further streamlining of our organization, to more effectively align our resources. We began this process proactively last quarter and I’m happy to report that we realized over 400 basis points of year-over-year improvement to our Adjusted EBITDA margin in the quarter,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “We have also seen a decrease in our capital expenditures due to lower levels of machine spending and software development, leading to positive cash flow in the quarter.”

Management Outlook and Commentary

As previously announced, the implementation of the reduction in the maximum FOBT betting stake mandated by the Triennial Review took place on April 1, 2019. Management has made no changes to the outlook previously presented on the projected impact on Adjusted EBITDA to be approximately $10 million to $11 million annually on a steady state basis, assuming exchange rates remain stable. Outside of the UK FOBT business, management anticipates growth across its business units and more meaningful contributions from its North American business in the fourth quarter of 2019.

Overview of First Quarter Results

Total Revenue for the three months ended March 31, 2019 was $33.7 million on a reported basis. Revenue for the period decreased 3.5% year-over-year on a functional currency (£) basis, driven mainly by a reduction in SBG nil margin hardware and software license sales.

SBG revenue decreased by $2.4 million on a functional currency, or 8.5% at a constant rate, comprised of a reduction in service revenue of $1.2 million and reduction in hardware sales of $1.2 million on a functional currency at constant rate basis. Total SBG Recurring Revenue increased 1.1% on a functional currency basis.

Virtual Sports revenue increased by $1.1 million on a functional currency basis, or 11.0% at a constant rate, due to growth in the UK and growth in new customer launches in the rest of the world, as well as one-off income from historic recurring revenues previously unreported to the Company. Total Virtual Sports Recurring Revenue increased 16.7% on a functional currency basis.

Adjusted Revenue, revenue excluding nil margin sales, for the three months ended March 31, 2019 was relatively flat year-over-year on a reported basis and up 6.8% on a functional currency basis.

Adjusted EBITDA for the three months ended March 31, 2019 was $13.7 million, a year-over-year increase of 18.5% on a functional currency (£) basis and an increase of 10.4% on a reported basis. Adjusted EBITDA margin increased to 40.7%, from 36.6% in the prior year, primarily as a result of overhead savings due to lower staff related costs from group restructuring.

SG&A expenses decreased by $0.9 million, or 5.6%, on a reported basis, to $14.7 million. This decrease was driven by staff related cost savings of $1.5 million. These savings were offset by an increase in the costs of group restructure of $1.1 million (removed from Adjusted EBITDA) and a decrease in net labor capitalization and manufacturing recoveries of $0.7 million due to mix of projects and lower factory throughput as a result of fewer machines being built in the quarter.

On a reported basis, net operating result improved from a loss of $0.9 million in the prior period to a loss of $0.7 million, mainly due to savings in cost of sales and depreciation and amortization, partly offset by a decrease in revenue and increases in stock-based compensation, acquisition related transaction and SG&A expenses.

For the three months ended March 31, 2019 the Company reported a change in fair value of earnout liability of $2.3 million. In the prior period, due to changes in share price, the corresponding figure was a $3.8 million gain, a $6.0 million difference. On March 25, 2019 the shares relating to the earnout liability were issued and will no longer represent a liability to the Company.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional specified exclusions and adjustments. Such additional excluded amounts include stock-based compensation, U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted Revenue (Revenue Excluding Nil Margin Hardware Sales) is defined as revenue excluding hardware sales that are sold at nil margin with the intention of securing longer term recurring revenue streams.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a Functional Currency basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss included elsewhere in this release, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:30 a.m. ET / 2:30 p.m. UK on Friday, May 10, 2019 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until May 17, 2019 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10130735. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates approximately 30,000 digital gaming terminals and supplies its Virtual Sports products through more than 40,000 retail channels and over 100 websites, in approximately 35 gaming jurisdictions worldwide. Inspired employs more than 650 employees in the UK and elsewhere, developing and operating digital games and networks. Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. There can be no assurance that any matters covered by our forward-looking statements will develop as predicted, expected or implied. Readers should not place undue reliance on forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, which are available, free of charge, on the SEC’s website at www.sec.gov and on our site at www.inseinc.com.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 620-6737

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2019	September 30, 2018
	(Unaudited)
Assets
Current assets
Cash	$19,033	$22,451
Accounts receivable, net	14,127	14,302
Inventory, net	4,436	5,210
Fair value of hedging instrument	700	747
Prepaid expenses and other current assets	14,557	15,842
Total current assets	52,853	58,552

Property and equipment, net	35,594	45,707
Software development costs, net	39,180	39,998
Other acquired intangible assets subject to amortization, net	4,084	5,723
Goodwill	45,779	45,818
Other assets	10,164	12,114
Total assets	$187,654	$207,912

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$10,185	$14,400
Accrued expenses	13,386	14,354
Earnout liability	—	8,021
Corporate tax and other current taxes payable	1,651	2,047
Deferred revenue, current	10,129	9,194
Other current liabilities	2,939	3,851
Current portion of capital lease obligations	274	474
Total current liabilities	38,564	52,341

Long-term debt	131,904	131,225
Capital lease obligations, net of current portion	1	69
Deferred revenue, net of current portion	19,733	23,946
Derivative liability	6,145	7,764
Other long-term liabilities	4,531	5,034
Total liabilities	200,878	220,379

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Series A Junior Participating Preferred stock; $0.0001 par value; 1,000,000 shares authorized; 49,000 shares designated; no shares issued and outstanding at March 31, 2019 and September 30, 2018	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 22,193,955 shares and 20,860,591 shares issued and outstanding at March 31, 2019 and September 30, 2018, respectively	2	2
Additional paid in capital	340,210	328,452
Accumulated other comprehensive income	55,747	58,580
Accumulated deficit	(409,183)	(399,501)
Total stockholders’ deficit	(13,224)	(12,467)
Total liabilities and stockholders’ deficit	$187,654	$207,912

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2019	2018

Revenue:
Service	$30,793	$33,233
Hardware	2,878	4,220
Total revenue	33,671	37,453

Cost of sales, excluding depreciation and amortization:
Cost of service	(5,361)	(6,017)
Cost of hardware	(1,648)	(4,067)
Selling, general and administrative expenses	(14,740)	(15,622)
Stock-based compensation expense	(2,080)	(1,251)
Acquisition related transaction expenses	(844)	(228)
Depreciation and amortization	(9,700)	(11,120)
Net operating loss	(702)	(852)

Other (expense) income
Interest income	33	93
Interest expense	(4,498)	(5,162)
Change in fair value of earnout liability	(2,263)	3,754
Change in fair value of derivative liability	1,220	1,553
Other finance income	1,164	199

Total other (expense) income, net	(4,344)	437

Loss before income taxes	(5,046)	(415)
Income tax benefit (expense)	93	(83)
Net loss	(4,953)	(498)

Other comprehensive (loss)/income:
Foreign currency translation (loss)/gain	(484)	298
Change in fair value of hedging instrument	(2,123)	—
Reclassification of gain on hedging instrument to comprehensive income	1,473	—
Actuarial gains on pension plan	893	1,302
Other comprehensive (loss)/income	(241)	1,600

Comprehensive (loss)/income	$(5,194)	$1,102

Net loss per common share – basic and diluted	$(0.24)	$(0.02)

Weighted average number of shares outstanding during the period – basic and diluted	20,959,626	20,855,124

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

(Unaudited)

	Common stock		Additional paid in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Shares	Amount	capital	income	deficit	deficit

Balance at October 1, 2018	20,860,591	$2	$328,452	$58,580	$(399,501)	$(12,467)
Foreign currency translation adjustments	—	—	—	(6)	—	(6)
Actuarial losses on pension plan	—	—	—	(2,825)	—	(2,825)
Change in fair value of hedging instrument	—	—	—	2,601	—	2,601
Reclassification of gain on hedging instrument to comprehensive income	—	—	—	(2,362)	—	(2,362)
Shares issued upon net settlement of RSUs	9,806	—	(4)	—	—	(4)
Stock-based compensation expense	—	—	1,407	—	—	1,407
Net loss	—	—	—	—	(4,729)	(4,729)
Balance at December 31, 2018	20,870,397	$2	$329,855	$55,988	$(404,230)	$(18,385)
Foreign currency translation adjustments	—	—	—	(484)	—	(484)
Actuarial gains on pension plan	—	—	—	893	—	893
Change in fair value of hedging instrument	—	—	—	(2,123)	—	(2,123)
Reclassification of gain on hedging instrument to comprehensive income	—	—	—	1,473	—	1,473
Shares issued on earnout	1,323,558	—	8,616	—	—	8,616
Stock-based compensation expense	—	—	1,739	—	—	1,739
Net loss	—	—	—	—	(4,953)	(4,953)
Balance at March 31, 2019	22,193,955	$2	$340,210	$55,747	$(409,183)	$(13,224)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Three Months Ended March 31,
	2019	2018

Cash flows from operating activities:
Net loss	$(4,953)	$(498)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,700	11,120
Stock-based compensation expense	2,080	1,251
Change in fair value of derivative liability	(1,220)	(1,553)
Change in fair value of earnout liability	2,263	(3,754)
Foreign currency translation on senior bank debt	(2,855)	—
Foreign currency translation on cross currency swaps	1,678	—
Non-cash interest expense relating to senior debt	626	1,957
Changes in assets and liabilities:
Accounts receivable	(2,347)	(1,223)
Inventory	764	(1,445)
Prepaid expenses and other assets	1,891	1,688
Corporate tax and other current taxes payable	(288)	(1,579)
Accounts payable	4,406	1,881
Other current liabilities	—	150
Deferred revenues and customer prepayment	(3,518)	721
Accrued expenses	672	(635)
Other long-term liabilities	(604)	(1,412)
Net cash provided by operating activities	8,295	6,669

Cash flows from investing activities:
Purchases of property and equipment	(1,325)	(2,095)
Purchases of capital software	(3,861)	(5,026)
Net cash used in investing activities	(5,186)	(7,121)

Cash flows from financing activities:
Repayments of capital leases	(164)	(195)
Proceeds from issuance of revolver and long-term debt	—	3,247
Net cash (used in) provided by financing activities	(164)	3,052

Effect of exchange rate changes on cash	100	(170)
Net increase in cash	3,045	2,430
Cash, beginning of period	15,988	10,989
Cash, end of period	$19,033	$13,419

Supplemental cash flow disclosures
Cash paid during the period for interest	$4,023	$120
Cash paid during the period for income taxes	$—	$—

Supplemental disclosure of noncash investing and financing activities
Additional paid in capital reclassified from derivative liability	$—	$2,848

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands) (Unaudited)

	For the Three-Month Period ended

	Unaudited Mar 31,	Unaudited Mar 31,
(In thousands)	2019	2018

Net loss	($4,953)	($498)

Items Relating to Legacy Activities:
Pension charges	198	139
Costs relating to former operations	13	—
Litigation Settlement	—	260

Items outside the normal course of business:
Costs of group restructure	1,532	257
Transaction fees	844	228
Italian tax related costs relating to prior years	24	—

Stock-based compensation expense	2,080	1,251

Depreciation and amortization	9,700	11,120
Total other expense, net	4,344	(437)
Income tax	(93)	83
Adjusted EBITDA	$13,689	$12,403

Adjusted EBITDA	£10,498	£8,862

Net revenues	$33,671	$37,453
Less Nil Margin Sales	—	(3,609)
Adjusted Revenue	$33,671	$33,843

Adjusted Revenue	£25,836	£24,181

Exchange Rate - $ to £	1.30	1.40

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(in thousands)

(Unaudited)

Three Months Ended March 31, 2019

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$20,813	$9,980	$—	$30,793
Hardware	2,878	—	—	2,878
Total revenue	23,691	9,980	—	33,671
Cost of sales, excluding depreciation and amortization:
Cost of service	(4,386)	(975)	—	(5,361)
Cost of hardware	(1,648)	—	—	(1,648)
Selling, general and administrative expenses	(6,560)	(2,247)	(5,933)	(14,740)
Stock-based compensation expense	(402)	(332)	(1,346)	(2,080)
Acquisition related transaction expenses	—	—	(844)	(844)
Depreciation and amortization	(7,680)	(1,508)	(512)	(9,700)
Segment operating income (loss)	3,015	4,918	(8,635)	(702)

Net operating loss				$(702)

Total assets at March 31, 2019	$90,267	$68,008	$29,379	$187,654

Total goodwill at March 31 2019	$—	$45,779	$—	$45,779
Total capital expenditures for the three months ended March 31, 2019	$2,943	$1,345	$223	$4,511

Three Months Ended March 31, 2018

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$23,573	$9,660	$—	$33,233
Hardware	4,220	—	—	4,220
Total revenue	27,793	9,660	—	37,453
Cost of sales, excluding depreciation and amortization:
Cost of service	(4,698)	(1,319)	—	(6,017)
Cost of hardware	(4,067)	—	—	(4,067)
Selling, general and administrative expenses	(8,257)	(2,902)	(4,463)	(15,622)
Stock-based compensation expense	(262)	(251)	(738)	(1,251)
Acquisition related transaction expenses	—	—	(228)	(228)
Depreciation and amortization	(8,729)	(2,048)	(343)	(11,120)
Segment operating income (loss)	1,780	3,140	(5,772)	(852)

Net operating loss				(852)

Total assets at September 30, 2018	$103,378	$69,545	$34,989	$207,912

Total goodwill at September 30, 2018	$—	$45,818	$—	$45,818
Total capital expenditures for the three months ended March 31, 2018	$8,820	$1,450	$89	$10,359